UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 3, 2010

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26025	76-0586680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2925 Briarpark, Suite 1050, Houston, Texas  77042
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 499-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of May 3, 2010 (the “Effective Date”), U.S. Concrete, Inc. (the “Company”) entered into a Revolving Credit, Term Loan and Guarantee Agreement (the “DIP Credit Agreement”) among the Company, as borrower, certain domestic subsidiaries of the Company (each individually a “Guarantor” and collectively, the “Guarantors”), the lenders and issuers party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) which provides the Company with a debtor-in-possession term loan and revolving credit facility.

The DIP Credit Agreement provides for aggregate borrowings of $80 million, consisting of: (i) a $45 million term loan facility (the “Term Loan Facility”; the loans made thereunder, the “Term Loans”), the entire amount which was drawn on the Effective Date, and (ii) a $35 million asset based revolving credit facility (the “Revolving Credit Facility”; the loans made thereunder, the “Revolving Loans” and, together with the Term Loans, collectively, the “Loans”), of which up to $30 million was available on the Effective Date after entry by the bankruptcy court of the Interim Order, and an additional $5 million which shall become available upon entry by the bankruptcy court of the Final Order and so long as certain other conditions are satisfied or waived. Up to $30 million of the Revolving Credit Facility is available for the issuance of letters of credit, and any such issuance of letters of credit will reduce the amount available for Revolving Loans under the Revolving Credit Facility.  Advances under the Revolving Credit Facility are limited by a borrowing base of (a) 85% of eligible accounts receivable plus (b) 85% of the appraised orderly liquidation value of eligible inventory plus (c) the lesser of (i) $20 million and (ii) 85% of the appraised orderly liquidation value of eligible trucks minus (d) such customary reserves as the Administrative Agent may establish from time to time in accordance with the terms of the DIP Credit Agreement.

Proceeds of the Loans may be used (i) for operating expenses, working capital and other general corporate purposes of the Company and its subsidiaries (including for the payment of the fees and expenses incurred in connection with the DIP Credit Agreement and the transactions contemplated therein and the cases pending under Chapter 11 of the Bankruptcy Code (collectively, the “Cases”), and (ii) on the Effective Date, to repay in full the obligations outstanding under the prepetition credit agreement.

At the Company’s option, Loans may be maintained from time to time at the Eurodollar-based rate (“LIBOR”) or the applicable domestic rate (“CB Floating Rate”) which shall be the greater of (x) the interest rate per annum publicly announced from time to time by the Administrative Agent as its prime rate and (y) the interest rate per annum equal to the sum of 1.0% per annum plus the adjusted LIBOR rate for a one month interest period. The applicable margin on (i) Revolving Loans is 2.50% in the case of Revolving Loans bearing interest at the CB Floating Rate and 3.50% in the case of Revolving Loans bearing interest at the LIBOR rate and (ii) Term Loans is 4.25% in the case of Term Loans bearing interest at the CB Floating Rate and 5.25% in the case of Term Loans bearing interest at the LIBOR rate (subject to a LIBOR floor for Term Loans only of 2.0% per annum).  Issued and outstanding letters of credit are subject to a fee equal to the applicable margin then in effect for LIBOR Revolving Loans (other than an issued and outstanding letter of credit in the face amount of $3.5 million which bears interest at a rate per annum equal to 7.25%), a fronting fee equal to 0.20% per annum on the stated amount of such letter of credit, and customary charges associated with the issuance and administration of letters of credit.  The Company also pays a commitment fee on undrawn amounts under the Revolving Credit Facility in an amount equal to 0.75% per annum.  Effective immediately upon any event of default, all outstanding Loans and the amount of all other obligations owing under the DIP Credit Agreement shall bear interest at a rate per annum equal to 2.0% plus the rate otherwise applicable to such Loans or other obligations.

The DIP Credit Agreement will mature on May 3, 2011, which date may be extended by three months to July 3, 2011 so long as certain conditions are satisfied or waived (the “Termination Date”).  Loans are due and payable in full on the Termination Date.  Outstanding borrowings under the DIP Credit Agreement are prepayable without penalty. There are mandatory prepayments of principal in connection with (i) the incurrence of certain indebtedness and certain equity issuances and (ii) certain non-ordinary course asset sales or other dispositions (including as a result of casualty or condemnation), with customary reinvestment provisions for asset sales.  Mandatory prepayments are applied first to repay outstanding Revolving Loans with a corresponding permanent reduction in commitments under the Revolving Credit Facility, and then to repay Term Loans.

The DIP Credit Agreement requires the Company and its subsidiaries to comply with customary affirmative and negative covenants. Such affirmative covenants require the Company and its subsidiaries, among other things, to preserve their respective corporate existences, comply with laws, conduct their respective businesses in the ordinary course and consistent with past practices, pay their respective tax obligations, maintain insurance, provide access to the Administrative Agent and lenders to property and information, conduct update calls with the Administrative Agent and lenders to discuss the business performance and other issues the Administrative Agent may reasonably request, maintain properties in good working order and maintain all rights, permits, licenses and approvals and intellectual property with respect to their businesses, provide additional collateral and guaranties for property and subsidiaries formed or acquired after the Effective Date, maintain cash in approved deposit accounts subject to account control agreements, comply with their respective obligations under leases and notify the Administrative Agent upon taking possession of any new leased premises, pay or discharge their respective post-petition tax and contractual obligations, and comply with certain post-closing obligations with respect to deposit accounts and real property, in each case, subject to thresholds and exceptions as set forth in the DIP Credit Agreement.

Such restrictions in the negative covenants concern the Company’s and its subsidiaries ability to, among other things, incur debt, create or permit to exist liens, engage  in mergers and acquisitions, conduct  asset sales or dispositions of property, make dividends and other payments in respect of capital stock, prepay or cancel certain indebtedness, change their respective lines of business, make investments, loans and other advances, enter into speculative hedging arrangements, engage in transactions with affiliates, enter into restrictive agreements and amend their respective organizational documents or the terms of any subordinated debt, enter into non-ordinary course operating leases or engage in sale/leaseback transactions and create or permit to exist any superpriority claim or any lien on any collateral with is pari passu or senior to claims of the Administrative Agent or the lenders , in each case, subject to thresholds and exceptions as set forth in the DIP Credit Agreement.  Moreover, the Company and the Guarantors must maintain minimum availability under the Revolving Credit Facility of $3 million at all times.

The DIP Credit Agreement contains customary events of default, including, nonpayment of principal, interest and other fees or other amounts after stated grace periods; material inaccuracy of representations and warranties; violations of covenants; certain bankruptcy and liquidation events of affiliates of the Company which are not debtors and debtors-in-possession in the pending Cases (the “Non-Filers”) or the exercise by any creditor of any remedies against any Non-Filer unless such Non-Filer seeks protection under applicable bankruptcy, insolvency or reorganization law after a stated grace period; cross-default to material indebtedness; certain material judgments; certain events related to the Employee Retirement Income Security Act of 1974, as amended, or “ERISA”; actual or asserted invalidity of any guarantee, security document or non-perfection of security interest; a change in control (as defined in the DIP Credit Agreement); and customary bankruptcy-related events of default, including, among others dismissal or conversion of the Cases to Chapter 7 of the Bankruptcy Code, appointment of a trustee, failure to comply with the Interim Order or Final Order, as applicable, or failure of the Interim Order or Final Order to remain in full force and effect, prepayment of certain pre-petition indebtedness, and the failure of the debtors to meet certain milestones with respect to a plan of reorganization as set forth in the DIP Credit Agreement.

All obligations under the DIP Credit Agreement are (a) unconditionally guaranteed by the all of the Company’s existing and future U.S. subsidiaries (other than the Michigan joint venture and its direct and indirect subsidiaries), (b) subject to the Interim Order, constitute an allowed administrative  expense claim entitled to the benefits of Bankruptcy Code Section 364(c)(1) having superpriority over any and all administrative expenses of the kind specified in Bankruptcy Code Sections 503(b) or 507(b), and (c) subject to the Interim Order, are secured by (i) pursuant to Bankruptcy Code Section 346(c)(2) in the case of the debtors, a first priority perfected lien (subject to certain exceptions) in the Company’s and Guarantors’ present and after acquired property, not subject to a valid, perfected and non-avoidable lien on the date of filing of the Cases, excluding (x) 34% of the issued and outstanding stock of new or existing foreign subsidiaries, (y) the equity and assets of the Michigan joint venture and its direct and indirect subsidiaries, and (z) certain other excluded collateral as set forth in the pledge and security agreement (collectively, the “Excluded Collateral”) and (ii)  pursuant to Bankruptcy Code Section 364(c)(3) in the case of the debtors, a perfected junior lien on all present and after acquired property that is otherwise subject to a valid, perfected and non-avoidable lien on the date of filing of the Cases or a valid lien perfected after the date of filing of the Cases, excluding, in all cases, the Excluded Collateral.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please read Item 1.01 for a discussion of the Company's entering into the DIP Credit Agreement, which discussion is incorporated by reference into this Item 2.03.

[Item 7.01  Regulation FD Disclosure.

     On May 4, 2010, the Company issued a press release announcing the DIP Credit Agreement.  A copy of the press release is furnished as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Exhibit

10.1
Revolving Credit, Term Loan and Guarantee Agreement, dated as of May 3, 2010, by and among U.S. Concrete, Inc., the Guarantors party thereto, the Lenders and Issuers named therein and JPMorgan Chase Bank, N.A.

10.2	Pledge And Security Agreement, dated as of May 3, 2010, by and among U.S. Concrete, Inc., the Guarantors party thereto, and JPMorgan Chase Bank, N.A.

99.1	Press Release of U.S. Concrete Inc., dated as of May 4, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. CONCRETE, INC.

Date: May 6, 2010	By:	/s/ Robert D. Hardy
Robert D. Hardy
Executive Vice President and
Chief Financial Officer